Exhibit 99.1

                                                                    News Release
                                                           FOR IMMEDIATE RELEASE

Contacts: Chuck Coppa, CFO, or Bob Davis, CEO
          GreenMan Technologies, 781/224-2411

                GreenMan Technologies, Inc. Completes $9 Million

                           Financing with Laurus Funds

      LYNNFIELD, Massachusetts - July 6, 2004 -- GreenMan Technologies, Inc. (AMEX: GRN) today announced that it has completed a new $9 million financing with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York-based institutional fund that specializes in direct investments in growing small-cap companies. The new $9 million financing consists of a $5 million convertible, revolving working capital line of credit and a $4 million convertible term loan with over $1 million earmarked for full implementation of our new high-volume tire processing facility in Tennessee. Specific details of this transaction can be found in our Form 8-K which will be filed with the Securities and Exchange Commission on July 7, 2004.

      "The Laurus Funds financing removes the constraints under which we have been operating since the failure of our previous primary lender in February 2003", said Chuck Coppa, GreenMan's Chief Financial Officer. Mr. Coppa added, "This financing provides us with an immediate capital injection that not only allows us to positively impact our working capital situation but also provides the resources necessary to aggressively move forward in efforts to implement our Tennessee project".

      "We are pleased to have Laurus Funds as our financial partner. Not having our Georgia waste wire processing capability on line for over a year and not having access to the capital necessary to properly implement our Tennessee project has had a significant negative financial impact on our performance", stated Bob Davis, GreenMan's President and Chief Executive Officer. Mr. Davis added, "We now have access to the capital necessary to not only complete our southeastern initiatives, but to address other accretive opportunities as they may arise and lay the groundwork for further corporate growth."


"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain 'forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our new Tennessee operations or the reconfiguration of our Wisconsin operations, product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2004. The Company disclaims any intent or obligation to update these "forward-looking" statements.